SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2003

KNIGHT TRADING GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Knight Trading Group, Inc.

Current Report on Form 8-K

Item 5.	Other Events

On February 28, 2003, the registrant announced that it has utilized $69.1 million of its previously announced $70 million share repurchase program. As of today, the registrant has repurchased approximately 13,767,000 shares.

The registrant’s repurchase activity during the first quarter of 2003 included open market purchases as well as a significant privately negotiated block transaction. The registrant repurchased a 4,775,000 share block of Knight Trading Group Class A Common Stock at a price of $4.77 per share, a 2.5% discount from its closing market price on Thursday, February 27, 2003. The privately negotiated block transaction was effected by a dealer on behalf of Ameritrade Holding Corporation.

The registrant’s stock repurchase program was first authorized on April 4, 2002 by the registrant’s Board of Directors. It allowed for the purchase of outstanding Class A Common Stock of up to a total amount of $35 million. In its July 16, 2002 meeting, the Board of Directors authorized an increase in the size of this repurchase program from $35 million to $70 million.

The registrant cautions that there are no assurances that any further repurchases may actually occur. No determination has been made at this time as to whether the registrant will extend or close out the current repurchase program. The registrant currently has approximately 112 million shares of Class A Common Stock outstanding.

Item 7.	Financial Statements and Exhibits.

a.	Financial Statements

Not required

b.	Pro forma Financial Information

Not required

c.	Exhibits

Not required

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: February 28, 2003

KNIGHT TRADING GROUP, INC.

By:	/S/ JOHN H. BLUHER
Name:	John H. Bluher
Title:	Executive Vice President, General Counsel and Secretary